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EXHIBIT 10.3

FIRST AMENDMENT TO
PACIFIC NORTHWEST BANK EMPLOYMENT AGREEMENT

(KIM S. BRACE)

    This First Amendment to Employment Agreement ("Amendment") is made on the 20th day of March, 2000, between INTERWEST BANCORP, INC. and PACIFIC NORTHWEST BANK (hereinafter jointly referred to as "Bank") and KIM S. BRACE ("Employee"), who agree as follows:

RECITALS

    This Amendment is made with reference to the following facts and objectives:

    A.  Pacific Northwest Bank, in conjunction with a Plan and Merger Agreement of Reorganization whereby Pacific Northwest Bank was acquired by InterWest Bancorp, Inc., entered into an Employment Agreement with Employee ("Agreement").

    B.  Bank and Employee now wish to amend the Agreement to make it advantageous for Employee to continue her employment after June 16, 2000, the first date upon which Employee has the right to terminate employment with Bank and receive a one-time cash payment as provided under the "Employment Termination Window" provision of the Agreement.

    C.  To achieve the goal set forth in B, above, the parties agree to amend the Agreement as set forth hereafter.

AMENDMENT

    1.  Subparagraph 2(b) of the Agreement, Term, is deleted in its entirety and the following shall be inserted in its place:

        (b)  Term.  The term of this Agreement ("Term") shall commence on the Effective Date and terminate on June 15, 2001, unless extended by written agreement.

    2.  Paragraph 4, Salary, is deleted in its entirety and the following shall be inserted in its place:

        4.  Salary.  Employee shall receive a salary set by the Compensation Committee for employees with comparable duties and experience, but not less than $130,000 per year, to be paid in accordance with the Bank's regular payroll schedule. Employee's salary shall be reviewed annually.

    3.  Paragraph 5, Incentive Compensation, is modified to add the following paragraphs:

        If Employee is not terminated for Cause and continues in employment with Bank until December 15, 2000, Employee shall receive, in addition to any other compensation provided under this Agreement (including that payable under Section 8(d)), a bonus comparable to that paid to employees performing comparable duties. Payment shall be made with the mid-January, 2001, payroll.

        If Employee is not terminated for Cause and continues in employment with Bank through June 15, 2001, Employee shall receive, in addition to any other compensation provided under this Agreement (including that payable under Section 8(d)), a bonus equal to 50 percent of the bonus paid to employees performing comparable duties. Payment shall be made with the mid-January, 2002, payroll.

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    4.  Subparagraph 8 (c) of the Agreement, Termination, is amended to add the following at the end of the paragraph:

    ". . ., together with a single cash payment in an amount equal to Employee's W-2 income before salary deferrals over the 12 months preceding the death or disability, provided, however, if the death or disability occurs after June 16, 2000, the amount paid shall in no event be less than the amount Employee would receive if Employee terminated employment on June 16, 2000."

    5.  Subparagraph 8(d) of the Agreement, Employee Termination Window, is deleted in its entirety and replaced with the following:

        (d)  Employee Termination Window.  During the period commencing with June 16, 2000 through June 16, 2001, Employee may terminate this Agreement by delivering written notice to Bank. If Employee does so, regardless of whether Employee had Good Reason to terminate the Agreement, Bank will pay Employee a single cash payment, payable within 30 days of termination, in an amount equal to Employee's W-2 income before salary deferrals over the twelve (12) months preceding the date of termination ("Total Annual Compensation"); provided, however, that the amount paid under this section shall in no event be less than the amount Employee would receive if Employee terminated employment on June 16, 2000.

    6   Paragraph 12, Noncompetition, is deleted in its entirety and all references in the Agreement to Section 12 shall be deleted.

    7   Except as set forth in this Amendment, all the provisions of the Agreement shall remain unchanged and in full force and effect.

INTERWEST BANCORP, INC.
By:	/s/ STEPHEN M. WALDEN Stephen M. Walden, President and CEO
PACIFIC NORTHWEST BANK
By:	/s/ PATRICK M. FAHEY Patrick M. Fahey, President and CEO
/s/ KIM S. BRACE Kim S. Brace

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PACIFIC NORTHWEST BANK
EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement"), signed January 15, 1998, between PACIFIC NORTHWEST BANK ("Bank") and KIM S. BRACE ("Employee") takes effect on the effective date of the Reorganization ("Effective Date").

RECITALS

A.
InterWest Bancorp, Inc. ("InterWest") has entered into a Plan and Agreement of Reorganization ("Plan") with the Bank, under which the Bank will become a wholly owned subsidiary of InterWest ("Reorganization").

B.
Employee is presently the Bank's Senior Vice President and Manager of Administrative Services. The Bank wishes to continue Employee's employment in that capacity under the terms and conditions of this Agreement.

C.
Employee wishes to continue her employment at the Bank under the terms and conditions of this Agreement.

AGREEMENT

    The parties agree as follows:

1.
Employment.  The Bank will continue Employee's employment during the Term of this Agreement, and Employee accepts employment by the Bank on the terms and conditions set forth in this Agreement. Employee's title will be "Senior Vice President/Manager, Administrative Services."

2.
Effective Date and Term.

(a)
Effective Date.  This Agreement is effective as of the Effective Date.

(b)
Term.  The term of this Agreement ("Term") is three years, beginning on the Effective Date.

(c)
Abandonment of the Reorganization.  If the Plan terminates before Closing, this Agreement will not become effective and will be void.

3.
Duties.  Employee will faithfully and diligently perform the duties assigned to Employee from time to time by the Bank's Chairman or President, consistent with the duties that have been normal and customary to Employee's position. Employee will use her best efforts to perform her duties and will devote full time and attention to these duties during working hours. Employee will report directly to the Bank's President. The Bank's board of directors may, from time to time, modify Employee's title or performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of InterWest. Employee will assume any additional positions, duties, and responsibilities as may reasonably be requested of her with or without additional compensation, as appropriate and consistent with this Section 3.

4.
Salary.  Initially, Employee will receive a salary of $125,000 per year, to be paid in accordance with the Bank's regular payroll schedule.

5.
Incentive Compensation.  The Bank's board of directors, subject to ratification by InterWest's board of directors, will determine the amount of bonus, if any, to be paid by the Bank to Employee for each year during the Term. In making this determination, the Bank's board of directors will consider factors such as Employee's performance of her duties and the safety, soundness, and profitability of the Bank. Employee's bonus, if any, will reflect Employee's contribution to the performance of the Bank during the year.

6.
Income Deferral and Benefits.  Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank's or InterWest's board of directors with respect to any benefit plans or programs, Employee will be entitled to receive benefits (including stock options) similar to those offered to other employees of the Bank or InterWest with position and duties comparable to those of Employee. The foregoing notwithstanding, it is the specific and agreed intent that the total compensation of Employee shall be, in the aggregate, comparable to the total compensation Employee is presently receiving at the Bank (including but not limited to benefits under any retirement plans or long-term disability plans).

7.
Business Expenses.  The Bank will reimburse Employee for ordinary and necessary expenses (including, without limitation, Bank automobile, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. Employee will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.
Termination.

(a)
Termination By Bank for Cause.  If, before the end of the Term, the Bank terminates Employee's employment for Cause or Employee terminates her employment without Good Reason, the Bank will pay Employee the salary earned and expenses reimbursable under this Agreement incurred through the date of Employee's termination. Employee will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

(b)
Other Termination By Bank.  If, before the end of the Term, the Bank terminates Employee's employment without Cause or Employee terminates her employment for Good Reason (defined below), the Bank will pay Employee for the remainder of the Term the salary Employee would have been entitled to under this Agreement if her employment had not terminated.

(c)
Death or Disability.  This Agreement terminates (1) if Employee dies or (2) if Employee is unable to perform her duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Employee could continue to perform her duties under this Agreement and making these accommodations would not require the Bank to expend any funds. If termination occurs under this Section 8(c), Employee or her estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

(d)
Employee Termination Window.  During the period commencing with the 25th month of the Term through the 30th month of the Term, Employee may terminate this Agreement by delivering written notice to the Bank and to InterWest. If Employee does so, regardless of whether Employee had Good Reason to terminate the Agreement, the Bank will pay Employee a single cash payment in an amount equal to Employee's W-2 income before salary deferrals over the twelve (12) months preceding the date of termination ("Total Annual Compensation").

(e)
Termination Related to a Change in Control.

(1)
Termination by Bank.  If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase and assumption transaction, (for reasons other than Employee's death, disability, or Cause) (1) terminates Employee's employment within one year following a Change in Control (as defined below) or (2) terminates Employee's employment before a Change in Control and a Change in Control occurs within nine months after the termination, the Bank will pay Employee the payment described in Section 8(e)(3).

    (2)
    Termination by Employee.  If Employee terminates Employee's employment, with or without Good Reason, within one year following a Change in Control, the Bank will pay Employee the payment described in Section 8(e)(3).

    (3)
    Payments.  If Section 8(e)(1) or (2) is triggered as described in those Sections, the Bank will pay Employee her Total Annual Compensation (as defined in Section 8(d) above).

  (f)
  Limitations on Payments Related to Change in Control.  The following apply notwithstanding any other provision of this Agreement:

  (1)
  the payment described in Section 8(e)(3) will be less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

  (2)
  Employee's right to receive the payment described in Section 8(e)(3) terminates (i) immediately, if before the Change in Control transaction closes, Employee terminates her employment without Good Reason or the Bank terminates Employee's employment for Cause, or (ii) one year after a Change in Control occurs.

  (g)
  Definition of "Change in Control".  "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of InterWest, within the meaning of section 280G of the Internal Revenue Code.

  (h)
  Return of Bank Property.  If and when Employee ceases, for any reason, to be employed by the Bank, Employee must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or InterWest. At the same time, Employee also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or InterWest. The obligations in this paragraph include the return of documents and other materials which may be in Employee's desk at work, in Employee's car or place of residence, or in any other location under Employee's control.

9.
Definition of "Cause".  "Cause" means any one or more of the following:

(a)
Willful misfeasance or gross negligence in the performance of Employee's duties;

(b)
Conviction of a crime in connection with her duties;

(c)
Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank's board of directors on the advice of legal counsel; or

(d)
Permanent disability, meaning a physical or mental impairment which renders Employee incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Employee so incapable for the reasonably foreseeable future.

10.
Definition of "Good Reason".  "Good Reason" means only any one or more of the following:

(a)
Reduction, without Employee's consent, of Employee's salary or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

(b)
The assignment to Employee without her consent of any authority or duties materially inconsistent with Employee's position as of the date of this Agreement; or

  (c)
  A relocation or transfer of Employee's principal place of employment that would require Employee to commute on a regular basis more than 60 miles each way from her current business office at the Bank on the date of this Agreement, unless Employee consents to the relocation or transfer.

11.
Confidentiality.  Employee will not, after signing this Agreement, including during and after its Term, use for her own purposes or disclose to any other person or entity any confidential information concerning the Bank or InterWest or their business operations or customers, unless (1) the Bank or InterWest consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Employee's duties under this Agreement, or (3) disclosure is required by law or court order.

12.
Noncompetition.

(a)
Participation in a Competing Business.  During the Term and for eighteen (18) months after Employee's employment with the Bank, InterWest, or any Subsidiary of InterWest ends (regardless of whether Employee's employment ends at the end of the Term or at some other point after the end of the Term), Employee will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent, provided, however, that Employee may acquire and passively own an interest not to exceed 2% of the total equity interest in any entity (whether or not such entity is a Competing Business).

(b)
No Solicitation.  During the Term and for eighteen (18) months after Employee's employment with the Bank, InterWest, or any affiliate of InterWest ends (regardless of whether Employee's employment ends at the end of the Term or at some other point after the end of the Term), Employee will not directly or indirectly solicit or attempt to solicit (1) any employees of the Bank, InterWest, or any of InterWest's Subsidiaries, to leave their employment or (2) any customers of the Bank, InterWest, or any of InterWest's Subsidiaries to remove their business from the Bank, InterWest, or any of InterWest's Subsidiaries, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

(c)
Employment Outside the Washington State.  Nothing in this Agreement prevents Employee from accepting employment after the end of the Term outside Washington State from a Competing Business, as long as Employee will not (a) act as an employee or other representative or agent of the Competing Business within Washington State or (b) have any responsibilities for the Competing Business' operations within Washington State.

(d)
Competing Business.  "Competing Business" means any financial institution or trust company that competes with, or will compete in Washington State with, InterWest, the Bank, or any of InterWest's Subsidiaries. The term "Competing Business" includes, without limitation, any start-up or other financial institution or trust company in formation.

13.
Enforcement.

(a)
The Bank and Employee stipulate that, in light of all of the facts and circumstances of the relationship between Employee and the Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and InterWest's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Employee and the Bank request the court to reform these provisions to restrict Employee's use of confidential information and Employee's ability to compete with the Bank and InterWest to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

  (b)
  Employee acknowledges that the Bank and InterWest will suffer immediate and irreparable harm that will not be compensable by damages alone, if Employee repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Bank and InterWest, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and neither the Bank nor InterWest will be required to post a bond as a condition for the granting of this relief.

14.
Adequate Consideration.  Employee specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank is entitled to require her to comply with these Sections. These Sections will survive termination of this Agreement. Employee represents that if her employment is terminated, whether voluntarily or involuntarily, Employee has experience and capabilities sufficient to enable Employee to obtain employment in areas which do not violate this Agreement and that the Bank's enforcment of a remedy by way of injunction will not prevent Employee from earning a livelihood.

15.
Arbitration.

(a)
Arbitration.  At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

(b)
Governing Law.  All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

(c)
Exception to Arbitration.  Notwithstanding the above, if Employee violates Section 11 or 12, the Bank will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15. The Bank may initiate these proceedings wherever appropriate within Washington State; but Employee will consent to venue and jurisdiction in King County, Washington.

16.
Miscellaneous Provisions.

(a)
Defined Terms.  Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

(b)
Entire Agreement.  This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Employee specifically waives the terms of and all of her rights under all employment, change-in-control and salary continuation agreements, whether written or oral, she has previously entered into with the Bank or any of its Subsidiaries or affiliates.

  (c)
  Binding Effect.  This Agreement will bind and inure to the benefit of the Bank's, InterWest's, and Employee's heirs, legal representatives, successors and assigns.

  (d)
  Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

  (e)
  Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

  (f)
  Counsel Review.  Employee acknowledges that she has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

  (g)
  Assignment.  The services to be rendered by Employee under this Agreement are unique and personal. Accordingly, Employee may not assign any of her rights or duties under this Agreement.

  (h)
  Amendment.  This Agreement may be modified only through a written instrument signed by both parties and consented to by InterWest in writing.

  (i)
  Severability.  The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

  (j)
  Governing Law and Venue.  This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 15(c), the parties must bring any legal proceeding arising out of this Agreement in King County, Washington, and the parties will submit to jurisdiction in that county.

  (k)
  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

[Signatures on Next Page]

Signed January 15, 1998:

PACIFIC NORTHWEST BANK
/s/ PATRICK M. FAHEY By: Patrick M. Fahey Its: President
KIM S. BRACE, individually
/s/ KIM S. BRACE Kim S. Brace

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FIRST AMENDMENT TO PACIFIC NORTHWEST BANK EMPLOYMENT AGREEMENT
RECITALS
AMENDMENT
PACIFIC NORTHWEST BANK EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
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